SPECIAL MEETING OF SHAREHOLDERS

On May 30, 2003, a Special Meeting of Shareholders for the Fund was held to consider a number of proposals. On February 28, 2003, the record date for the meeting, the Fund had $42,823,645 of net assets outstanding of which $22,939,539 (or 53.57%) of net assets were represented at the meeting.

         Proposal 1 - The proposed reorganization of the Fund into Evergreen Strategic Income Fund, a series of Evergreen Fixed Income Trust, a Delaware statutory trust:

                  Net assets voted For                     $22,892,729
                  Net assets voted Against                          46,810
                  Net assets voted Abstain                                   0

         Proposal 2 - To consider and vote upon such other matters as may properly come before said meeting or adjournment thereof:

                  Net assets voted For                     $22,892,729
                  Net assets voted Against                          46,810
                  Net assets voted Abstain                                   0